Exhibit 3.2

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

Amira Hi Foods International Ltd.

BVI COMPANY NUMBER 1696728

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 20th day of February, 2012 has changed its name to

Amira Nature Foods Ltd.

this 17th day of May, 2012.

for REGISTRAR OF CORPORATE AFFAIRS 17th day of May, 2012